                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                      INTEGRATED LIVING COMMUNITIES, INC.
                                       AT

                              $11.50 NET PER SHARE
                                       BY

                             SLC ACQUISITION CORP.,
                           A WHOLLY OWNED SUBSIDIARY
                                       OF

                          WHITEHALL STREET REAL ESTATE
                            LIMITED PARTNERSHIP VII

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JULY 2, 1997, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF INTEGRATED LIVING COMMUNITIES, INC. ("THE COMPANY") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (DESCRIBED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT SUCH STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER SUCH NUMBER OF SHARES OF COMMON STOCK WHICH CONSTITUTES AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY ON A FULLY-DILUTED BASIS ON THE DATE OF PURCHASE, (II) THE EXPIRATION OR TERMINATION OF ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND (III) THE SATISFACTION OF THE OTHER CONDITIONS DESCRIBED IN SECTION 14 HEREIN.

     THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION.
                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, and mail or deliver it together with the certificates representing tendered shares, and any other required documents, to the Depositary or tender such shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. A stockholder whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee in order to tender such shares.

     Any stockholder who desires to tender shares and whose certificates representing such shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent, brokers, dealers, commercial banks and trust companies.
                            ------------------------

                     The Dealer Managers for the Offer are:
                              GOLDMAN, SACHS & CO.

               The date of the Offer to Purchase is June 5, 1997

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
Introduction............................................................................    1
Section 1.     Terms of the Offer, Expiration Date......................................    3
Section 2.     Acceptance for Payment and Payment for Shares............................    4
Section 3.     Procedure for Tendering Shares...........................................    5
Section 4.     Withdrawal Rights........................................................    8
Section 5.     Certain Federal Income Tax Consequences of the Offer.....................    8
Section 6.     Price Range of Shares....................................................    9
Section 7.     Effect of the Offer on the Market for Shares, Margin Regulations and
               Registration Under the Exchange Act......................................   10
Section 8.     Certain Information Concerning the Company...............................   11
Section 9.     Certain Information Concerning the Purchaser and the Parent..............   14
Section 10.    Source and Amount of Funds...............................................   15
Section 11.    Background of the Offer, Contacts with the Company.......................   16
Section 12.    Purpose of the Offer, Merger, Plans for the Company......................   17
Section 13.    Dividends and Distributions..............................................   27
Section 14.    Certain Conditions of the Offer..........................................   27
Section 15.    Certain Legal Matters....................................................   29
Section 16.    Fees and Expenses........................................................   31
Section 17.    Miscellaneous............................................................   31
Schedule I     Information with Respect to the Directors and Executive Officers of WH
               Advisors, Inc. VII and the Purchaser.....................................  S-1
Schedule II    Information with Respect to the Directors and Members of the Executive
               Committee of The Goldman Sachs Corporation and the Members of the
               Executive Committee of The Goldman Sachs Group, L.P. ....................  S-3

To the Holders of Common Stock of
Integrated Living Communities, Inc.:

                                  INTRODUCTION

     SLC Acquisition Corp., a Delaware corporation (the "Purchaser"), and a wholly owned subsidiary of Whitehall Street Real Estate Limited Partnership VII, a Delaware limited partnership (the "Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of INTEGRATED LIVING COMMUNITIES, INC., a Delaware corporation (the "Company"), at $11.50 per Share, net to the seller in cash, without interest upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which collectively constitute the "Offer"). Stockholders of the Company (the "Holders") who tender Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 3 to the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C. (the "Depositary") and MacKenzie Partners, Inc. (the "Information Agent") related to the Offer. See Section 16.

     The Board of Directors of the Company has unanimously approved the Merger Agreement and the transactions contemplated thereby and has determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the Holders and recommends that Holders accept the Offer and tender their Shares pursuant to the Offer.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES WHICH CONSTITUTES AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY-DILUTED BASIS ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION"), (II) THE EXPIRATION OR TERMINATION OF ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND
(III) THE SATISFACTION OF THE OTHER CONDITIONS SET FORTH IN SECTION 14. THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION.

     Pursuant to a Voting and Tender Agreement, dated as of May 29, 1997 (the "Voting and Tender Agreement"), with the Purchaser and the Parent, Integrated Health Services, Inc. a Delaware corporation ("IHS"), the owner of approximately 37.3% of the outstanding Shares, has agreed, among other things, to tender its Shares in the Offer. See Section 12 -- "Related Agreements."

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 29, 1997 (the "Merger Agreement"), among the Company, the Parent and the Purchaser. The Merger Agreement provides, among other things, for the making of the Offer, and further provides that as promptly as practicable following the completion of the Offer and the satisfaction or waiver of certain other conditions set forth in Section 12, the Purchaser will be merged with and into the Company (the "Merger") and the Company will continue as the surviving corporation (the "Surviving Corporation") in the Merger and become a wholly owned subsidiary of the Parent. Notwithstanding the foregoing, the Parent may elect at any time prior to the consummation of the Merger, instead of merging the Purchaser into the Company as provided above, to merge the Company with and into the Purchaser. In addition, at the election of the Parent, any wholly owned subsidiary of the Parent may be substituted for the Purchaser as a constituent corporation in the Merger. At the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares held by the Purchaser, the Parent or any direct or indirect subsidiary of the Parent, the Company or any of its subsidiaries, which shall be cancelled, and other than Shares, if any, held by Holders who have not voted in favor of the Merger or consented thereto in writing and who have properly demanded appraisal rights with respect thereto under Delaware law (the "Dissenting Shares")) will, by virtue of the Merger and without any action on the part of the Holder thereof, be converted into the right to receive $11.50 in cash or any higher price paid per Share in the Offer (the "Merger Consideration") payable to the Holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share. See Section 12. If the Minimum Condition is satisfied and the Purchaser accepts Shares for payment pursuant to the Offer, the Parent will have the right, which it intends to exercise, to approve the Merger without the affirmative vote of any other Holder. In the event that the Purchaser owns at least 90% of the Shares, the only class of outstanding capital stock of the Company, the "short form" merger provisions of the Delaware General Corporation Law (the "DGCL") would permit the Merger to occur without calling for a vote of the Holders. Upon completion of the Offer, pursuant to a Stock Option Agreement, dated May 29, 1997 (the "Stock Option"), among the Purchaser, the Parent and the Company, upon consummation of the Offer and subject to certain conditions, the Purchaser has the right to purchase additional Shares from the Company to ensure that the Purchaser will own 90% of the Shares following completion of the Offer. See Section 12 -- "Related Agreements."

     THE COMPANY HAS ADVISED THE PURCHASER THAT THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY; AND HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS AND RECOMMENDS THAT HOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. THE COMPANY HAS INFORMED THE PURCHASER THAT EACH OF THE COMPANY'S EXISTING DIRECTORS INTENDS TO TENDER HIS OR HER SHARES PURSUANT TO THE OFFER.

     The Company has also advised the Purchaser that Smith Barney Inc., the Company's financial advisor ("Smith Barney"), has delivered to the Board of Directors of the Company a written opinion, dated May 29, 1997, to the effect that, as of such date and based upon and subject to certain matters stated therein, the $11.50 per Share cash consideration to be received by the Holders (other than the Parent and its affiliates) pursuant to the Offer and the Merger was fair to such Holders from a financial point of view. A copy of such opinion, together with a description of the recommendation of the Board of Directors of the Company, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Holders in connection with this Offer, and Holders are urged to review the opinion in its entirety.

     The Merger Agreement provides that following the satisfaction or waiver of the conditions to the Offer, the Purchaser will accept for payment, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. The initial expiration date of the Offer is 12:00 Midnight, New York City time, on Wednesday, July 2, 1997. However, certain conditions may not be satisfied as of such date. See Section 14. The Merger Agreement provides that the Purchaser may extend the Offer beyond the scheduled expiration date, if at the scheduled expiration date of the Offer any of the conditions to the Purchaser's obligation to accept for payment and pay for the Shares shall not have been satisfied or waived, until such time that the conditions are satisfied or waived, and under certain circumstances, the Purchaser is required to extend the Offer for up to 35 business days (as defined below) from the commencement of the Offer. See Section 12 -- "The Offer."

     The purpose of the Offer is to facilitate the acquisition of all of the outstanding Shares by the Purchaser and thereby to enable the Parent to acquire control of the Company. Following the purchase of Shares pursuant to the Offer and upon the terms and subject to the conditions set forth in the Merger Agreement, the Parent intends to cause the Purchaser to consummate the Merger in order to acquire all of the remaining outstanding Shares of the Company. See
Section 12.

     According to the Company, as of May 29, 1997, there were 6,697,900 Shares outstanding and options outstanding to purchase an additional 831,750 Shares. Therefore, the Minimum Condition would be satisfied if 3,772,355 Shares are validly tendered and not properly withdrawn.

     The Purchaser has been advised by the Company that, to the best of its knowledge, all of the Company's executive officers and directors currently intend to tender all Shares owned by them pursuant to the Offer. Such executive officers and directors currently own 6,100 Shares (excluding Shares issuable upon the exercise of stock options), or .1% of the outstanding Shares which, when taken together with the Shares owned by IHS which are required to be tendered pursuant to the Voting and Tender Agreement, constitute 2,504,000 Shares, or approximately 37.3% of the outstanding Shares. See Section 12.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE
SECTION 14.

 1. TERMS OF THE OFFER, EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares which are validly tendered on or prior to the Expiration Date and not withdrawn as provided in Section 4. The term "Expiration Date" shall mean 12:00 midnight, New York City time, on Wednesday, July 2, 1997, unless and until the Purchaser, pursuant to the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. The Offer shall initially expire 20 business days (as defined below) after the date of its commencement; provided, however, that, unless the Merger Agreement is terminated in accordance with Article VIII thereof (other than due to the failure to satisfy the Minimum Condition or the failure to occur of the expiration or termination of any applicable waiting period under the HSR Act, in which case the Offer (whether or not previously extended in accordance with the terms of the Merger Agreement) shall expire on such date of termination), the Purchaser will be obligated to extend the Expiration Date of the Offer from time to time to the earlier of (i) the date on which the Purchaser purchases or becomes obligated to purchase, pursuant to the Offer, that number of Shares that would satisfy the Minimum Condition and (ii) the date that is 35 business days after the date of its commencement. In addition, the Purchaser may, without the consent of the Company, extend the Offer (i) if at the then scheduled expiration date of the Offer any of the conditions to the Purchaser's obligations to accept for payment and pay for Shares shall not be satisfied or waived, until up to such time as such conditions are satisfied or waived and (ii) for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "Commission") or its staff applicable to the Offer. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR TENDERED SHARES, WHETHER OR NOT THE PURCHASER EXERCISES ITS RIGHT TO EXTEND THE OFFER.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THE SATISFACTION OF THE MINIMUM CONDITION, (II) THE EXPIRATION OR TERMINATION OF ANY WAITING PERIOD UNDER THE HSR ACT APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO OFFER AND
(III) THE SATISFACTION OF THE OTHER CONDITIONS SET FORTH IN SECTION 14.

     If any condition to the Purchaser's obligation to purchase Shares under the Offer is not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to certain obligations to extend the Offer for up to 35 business days following the commencement of the Offer, (ii) waive such unsatisfied condition, subject to the Merger Agreement and applicable rules and regulations of the Commission, and purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of Holders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the terms of the Merger Agreement, amend the Offer. The Merger Agreement provides that although the Purchaser may in its sole discretion increase the price per Share payable in the Offer, neither the Purchaser nor the Parent will, without the prior written consent of the Company, decrease the price per Share payable in the Offer, change the form of consideration payable in the Offer, decrease the numbers of Shares sought in the Offer, change the conditions to the Offer, impose additional conditions to the Offer or amend the Offer in any manner that would adversely affect the Holders.

     There can be no assurances that the Purchaser will exercise its right to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended, and the regulations thereunder (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or waives a material condition of the Offer, subject to the Merger Agreement, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. If, prior to the Expiration Date, the Purchaser should (with the prior written consent of the Company) decrease the percentage of Shares being sought, or increase or (with the prior written consent of the Company) decrease the consideration offered pursuant to the Offer to Holders, such increase or decrease would be applicable to all Holders whose Shares are accepted for payment pursuant to the Offer and if, at the time notice of any increase or decrease is first published, sent or given to Holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer would be extended at least until the expiration of such ten business day period.

     The Company has provided to the Purchaser its list of Holders and security position listings for the purpose of disseminating the Offer to Holders. This Offer to Purchase and the related Letter of Transmittal and other relevant materials is being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn) as soon as practicable after the Expiration Date. In all cases, payment for Shares purchased pursuant to the Offer will be made only upon timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company and the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering Holders for the purpose of receiving payment from the Purchaser and transmitting payment to Holders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE OF TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING PAYMENT AFTER THE EXPIRATION DATE.

     If any tendered Shares are not accepted for payment for any reason, or if certificates are submitted for more Shares than are tendered, certificates evidencing such unpurchased or untendered Shares will be returned, without expense, to the tendering Holder (or, in the case of Shares delivered by book-entry transfer within a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If the Purchaser varies the terms of the Offer by increasing the consideration to be paid per Share, the Purchaser shall pay such increased consideration for all Shares purchased pursuant to the Offer whether or not such Shares have been tendered prior to such increase.

 3. PROCEDURE FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary along with the Letter of Transmittal or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case at or prior to the Expiration Date, or (ii) the tendering Holder must comply with the guaranteed delivery procedures set forth below.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book Entry Transfer. The Depositary will establish accounts with respect to the Shares at a Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facility systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility, in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase prior to the Expiration Date, or the tendering Holder must comply with guaranteed delivery procedures set forth below.

     The term "Agent's Message" means a message transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of such Book-Entry Transfer Facility and the Depositary, to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term Agent's Message shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary's office.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program of the Stock Exchange Medallion Program (each of the foregoing being referred to as an "Eligible Institution"), except no signature guarantee is required where such Shares are tendered (i) by a registered Holder who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If the Share certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share certificates not accepted for payment, or not tendered are to be returned, to a person other than the registered Holder, then the tendered Share certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signature(s) on such certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     If Share certificates are forwarded separately to the Depositary, a Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed, must accompany each such delivery.

     Guaranteed Delivery. If a Holder desires to tender Shares pursuant to the Offer and such Holder's Share certificates are not immediately available or such Holder cannot deliver the Share certificates and all other required documents to the Depositary prior to the Expiration Date, or such Holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered if all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

          (iii) the certificates representing all tendered Shares in proper form for transfer (or a Book-Entry Confirmation) in each case together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) are received by the Depositary within three National

     Association of Securities Dealers Automated Quotation -- National Market ("NASDAQ National Market") trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provisions hereof, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the terms of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular Holder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of the Purchaser, the Parent, the Depositary, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Appointment. By executing a Letter of Transmittal as set forth above, a tendering Holder irrevocably appoints designees of the Purchaser as the Holder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the fullest extent of such Holder's rights with respect to the Shares tendered by such Holder and accepted for payment by the Purchaser. All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon acceptance for payment, all prior proxies given by the Holder with respect to the Shares will be revoked, without further action, and no subsequent proxies may be given by or any subsequent written consent executed by such Holder (and, if given or executed, will not be deemed effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares, be empowered to exercise all voting and other rights of such Holder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be validly tendered, immediately upon the acceptance for payment of such Shares the Purchaser is able to exercise full voting and other rights of a record and beneficial Holder, including rights in respect of acting by written consent, with respect to such Shares.

     A tender of Shares pursuant to one of the procedures described above will constitute the tendering Holder's acceptance of the terms and conditions of the Offer. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Holder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Back-up Federal Income Tax Withholding. UNLESS AN EXEMPTION APPLIES UNDER THE APPLICABLE LAW AND REGULATIONS CONCERNING "BACKUP WITHHOLDING" OF FEDERAL INCOME TAX, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD, AND WILL WITHHOLD, 31% OF THE GROSS PROCEEDS OTHERWISE PAYABLE TO A

HOLDER OR OTHER PAYEE PURSUANT TO THE OFFER UNLESS THE HOLDER OR OTHER PAYEE PROVIDES HIS TAXPAYER IDENTIFICATION NUMBER (SOCIAL SECURITY NUMBER OR EMPLOYEE IDENTIFICATION NUMBER) AND CERTIFIES THAT SUCH NUMBER IS CORRECT (OR CERTIFIES THAT HE IS AWAITING A TAXPAYER IDENTIFICATION NUMBER). To prevent back-up federal income tax withholding on payments made to certain Holders with respect to the purchase price of Shares purchased pursuant to the Offer, a tendering Holder must provide the Depositary with such Holder's correct taxpayer identification number and certify that such Holder is not subject to back-up federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

 4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time on or after August 4, 1997. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase or pay for Shares validly tendered for any reason, then, without prejudice to the Purchaser's rights hereunder, tendered Shares may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except to the extent that tendering Holders are entitled to withdrawal rights as set forth in this Section 4.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered Holder, if different from that of the person who tendered such Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then prior to the release of such certificates, the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and a signed notice of withdrawal with signatures, guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of the Eligible Institution), must also be furnished to the Depositary as described above. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. None of the Purchaser, the Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. ANY SHARES PROPERLY WITHDRAWN WILL BE DEEMED NOT VALIDLY TENDERED FOR PURPOSES OF THE OFFER. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

 5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

     The following is a summary of the material United States federal income tax consequences of the receipt of cash for Shares pursuant to the Offer or the Merger. This summary is for general information only and does not address all aspects of income taxation that may be relevant to Holders. For example, this discussion does not address tax consequences under any applicable foreign, state, local or other tax laws. In addition, this discussion does not address the federal income tax consequences of the receipt of cash for Shares pursuant to the Offer or the Merger to particular categories of taxpayers subject to special treatment under the United States federal income tax laws, such as trusts, financial institutions, broker-dealers, persons who are not citizens or residents of the United States, tax-exempt organizations, life insurance companies, employees who acquire their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who receive payments in respect of options to acquire Shares. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE CONSEQUENCES UNDER FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes. In general, a Holder who receives cash for Shares pursuant to the Offer or the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such Holder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the Holders, such gain or loss will be treated as capital gain or loss and will be treated as long-term capital gain or loss if the Holder has held the Shares for more than one year at the time of sale. However, because the Shares (other than Shares held by IHS) were first issued to the public on October 3, 1996, if the Offer and the Merger are consummated prior to October 3, 1997, gains or losses on such Shares will be treated as short-term capital gains or losses. Gain or loss will be calculated separately for each block of Shares (i.e., a group of Shares with the same tax basis and holding period).

     Legislative proposals have recently been introduced in Congress to reduce effective tax rates applicable to net long-term capital gains and to limit further the deductibility of long-term capital losses. If the proposals were enacted into law, and the effective date of such legislation were to be such that the Offer and the Merger were covered by such legislation, it is possible that capital gains recognized as a result of such transactions would generally be taxed at reduced effective tax rates, and that capital losses would be subject to further limitations on deductibility. However, it is not clear whether the proposals will be enacted, and, if enacted, whether the proposals will apply with respect to the sale of Shares pursuant to the Offer and/or the Merger.

 6. PRICE RANGE OF SHARES.

     The Shares, which were initially offered to the public on October 3, 1996 at a price of $8.00 per share, are traded in the over-the-counter market and are quoted on the NASDAQ National Market under the symbol "ILCC."

     The following table sets forth, for the quarters indicated, the high and low sale prices for the Shares on the NASDAQ National Market based on the Company's 1996 Annual Report on Form 10-K (the "Company's 1996 Form 10-K") by the Dow Jones Historical Stock Quote Reporter and other publicly available sources.

                                                                       SHARES
                                   QUARTER                          ------------
                                    ENDING                          HIGH     LOW
            ------------------------------------------------------  ----     ---
            12/31/96..............................................   8 1/2   4 3/4
            3/31/97...............................................   7 5/8   4 7/8
            6/30/97 (through June 4, 1997)........................  11 1/2   5 3/8

     On May 29, 1997, the last full trading day prior to the announcement of the execution of the Merger Agreement and the Purchaser's intention to commence the Offer, the closing price of the Shares as reported on NASDAQ National Market was $9 1/16. As of June 4, 1997, such closing price was $11 5/16. Holders are urged to obtain current market quotations for the Shares.

     The Purchaser has been advised by the Company that since the Company's initial public offering in October 1996, the Company has neither paid nor declared any dividends on the Shares.

     Under the terms of the Merger Agreement, the Company has agreed that it will not (i) declare, set aside for payment or pay any dividend or make any distribution on its capital stock, (ii) issue or deliver or sell, or authorize or propose the issuance, delivery or sale of, any capital stock of the Company or any of its subsidiaries or any security convertible into or exercisable into such capital stock (other than the issuance of shares of common stock upon the exercise of certain options described in the Merger Agreement), (iii) split, combine or reclassify any capital stock of the Company or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for such shares of capital stock and (iv) except as required or permitted by the Merger Agreement, repurchase, redeem or otherwise acquire an shares of capital stock of the Company or any of its subsidiaries or any security thereof or any rights, warrants or options to acquire any such shares or other securities.

 7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES, MARGIN REGULATIONS AND REGISTRATION UNDER THE EXCHANGE ACT.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the NASDAQ National Market, which require the issuer have (i) at least 200,000 publicly held shares with a market value of $1,000,000, (ii) 400 shareholders or 300 shareholders of round lots, (iii) net tangible assets of $1,000,000, $2,000,000 or $4,000,000, depending on the profitability of the issuer during the four most recent fiscal years and (iv) a minimum bid price per share of $1.00 or, in the alternative, market value of public float of $3,000,000 and $4,000,000 of net tangible assets. In the event that Shares were no longer eligible for NASDAQ National Market quotation, quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors. The Company has informed the Purchaser that there are approximately 12 Holders of record of the Shares and that as of May 29, 1997, 6,697,900 Shares were outstanding. If as a result of the Offer, the Shares no longer meet the requirements of the NASD for continued trading and the trading of Shares on the NASDAQ National Market is discontinued, the market for the Shares could be adversely affected. It is the present intention of the Purchaser to have the trading of the Shares discontinued on the NASDAQ National Market as promptly as possible after completion of the Offer.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     Registration Under the Exchange Act. The Shares are currently registered under the Exchange Act.Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to the Holders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions no longer applicable to the Company. Furthermore, if the Purchaser acquires a substantial number of

Shares or the registration of the Shares under the Exchange Act were to be terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated prior to the consummation of the Merger, the Shares would no longer be "margin securities" or be eligible for NASDAQ National Market reporting.

     The Purchaser currently intends to cause the Company to make an application for termination of registration of the Shares under the Exchange Act after consummation of the Merger, and may cause such an application to be filed prior to the consummation of the Merger if a sufficient number of Shares are purchased pursuant to the Offer. If registration of the Shares is not terminated prior to the Merger, trading of the Shares on the NASDAQ National Market will be discontinued, and the registration of the Shares under the Exchange Act will be terminated, following consummation of the Merger.

 8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or taken from, or based upon, publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 8 and elsewhere in this Offer to Purchase is derived from the Company's 1996 Form 10-K and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (the "Company's 1997 Form 10-Q"). The summary information set forth below is qualified in its entirety by reference to such documents (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such documents and other publicly available reports and documents filed by the Company with the Commission. The Purchaser assumes no responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are not known to the Purchaser.

     General. The Company, a Delaware corporation, was formed in November 1995 as a wholly owned subsidiary of IHS to operate the assisted living and other senior housing facilities owned, leased and managed by IHS. The Company completed its initial public offering in October 1996. The effect of the offering was to reduce IHS' ownership of the Company from 100% to approximately 37.3%. The Company's principal executive offices are located at 24850 Old 41 Road, Suite 10, Bonita Springs, Florida.

     The Company provides assisted living and related services to the private pay elderly market. Assisted living facilities combine housing, personalized support and healthcare services in a cost effective non-institutional setting designed to address the individual needs of the elderly who need regular assistance with the activities of daily living, such as eating, bathing, dressing and personal hygiene, but who do not need the level of healthcare provided in a skilled nursing facility.

     As of May 5, 1997, the Company operated 24 facilities consisting of 11 owned, 9 leased and 4 managed facilities for a total of 2,481 beds. As of such date, the Company also had 28 sites in various stages of development and construction. Approximately 99% of the revenues from the Company's assisted living facilities were derived from private pay sources in 1996.

     Summary Historical Financial Data. Set forth below is certain selected consolidated financial data with respect to the Company and its subsidiaries that has been excerpted or derived from information contained in the Company's 1996 Form 10-K and the Company's 1997 Form 10-Q. More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial data and notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below under "Available Information."

                      INTEGRATED LIVING COMMUNITIES, INC.
                  SELECTED SUMMARY CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                THREE MONTHS
                                                     YEAR ENDED DECEMBER            ENDED
                                                             31,                  MARCH 31,
                                                    ---------------------     -----------------
                                                      1996         1995        1997       1996
                                                    --------     --------     ------     ------
                                                                                 (UNAUDITED)
Operating data:
  Total revenues..................................  $ 24,229     $ 16,269     $8,428     $5,615
  Total expenses..................................    23,245       20,219      8,674      4,823
  Operating income (loss).........................       984       (3,950)      (246)       792
  Earnings (loss) before income taxes and minority
     interest.....................................       727       (3,950)      (489)       792
  Net earnings (loss).............................       447       (3,344)      (489)       487
  Earnings (loss) per common share................       .10         (.86)      (.07)       .12



                                                                               THREE MONTHS
                                                         YEAR ENDED                ENDED
                                                        DECEMBER 31,             MARCH 31,
                                                     -------------------     -----------------
                                                      1996        1995             1997
                                                     -------     -------     -----------------
                                                                                (UNAUDITED)
Balance sheet data:
  Total current assets.............................  $ 5,467     $ 1,126         $ 4,813
  Total assets.....................................   75,575      25,774          93,437
  Total current liabilities........................    6,816       1,441           7,398
  Total liabilities................................   17,608      11,001          35,959
  Stockholders' equity (deficit)...................   57,966      14,773          57,478

     Certain Company Projections. In connection with the Parent's review of the Company and in the course of the negotiations between the Company and the Parent described in Section 10 which led to the execution of the Merger Agreement, the Company provided the Parent with certain business and financial information which the Parent and the Purchaser believe is not publicly available.

     Such information included (i) projected 1997 operating revenue, operating expense and EBITDAR (as defined below) for each of the Company's existing sites and for sites scheduled to become operational in 1997 pursuant to the Company's acquisition and development program and (ii) projected 1997 corporate general and administrative expense, including the rental payments for the Company's headquarters in Bonita Springs, Florida. The information described in clause (i) above is presented below on a consolidated basis.

                      INTEGRATED LIVING COMMUNITIES, INC.
                        PROJECTED FINANCIAL INFORMATION

                                                                           1997
                                                                        -----------
        Operating Revenue.............................................  $41,559,103
        Operating Expense.............................................  $26,452,176
        Corporate General and Administrative Expense..................  $ 9,771,711
        EBITDAR.......................................................  $ 5,335,216

     The Parent also was provided with projected 1998 operating revenue, operating expense and EBITDAR for the Company's sites which are in development or are expected to be acquired and, in each case, are expected to become operational in 1997 or 1998. This information is presented below on an aggregate basis and does not include operating results for any of the Company's sites that became operational prior to January 1, 1997.

                      PROJECTED FINANCIAL INFORMATION WITH
               RESPECT TO ACQUISITION AND DEVELOPMENT PROPERTIES

                                                                           1998
                                                                        -----------
        Operating Revenue.............................................  $32,057,462
        Operating Expense.............................................  $20,237,663
        EBITDAR.......................................................  $11,819,800

     As used herein, the term "EBITDAR" means, for any period, the sum of (i) the income (or deficit) from all operations before provision of income taxes for such period and without deduction for actual management fees paid or incurred, plus (ii) the interest charges paid or accrued during such period (including imputed interest on lease (capital or operating) obligations, but excluding amortization of debt discount and expense), plus(iii) all amounts in respect of depreciation and amortization for such period, plus (iv) the rent due under all leases (capital or operating) for such period.

     THE COMPANY DOES NOT AS A MATTER OF COURSE MAKE PUBLIC ANY PROJECTIONS AS TO FUTURE PERFORMANCE OR EARNINGS, AND THE PROJECTIONS SET FORTH ABOVE ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THE INFORMATION WAS MADE AVAILABLE TO THE PARENT AND THE PURCHASER BY THE COMPANY. THE COMPANY HAS INFORMED THE PARENT AND THE PURCHASER THAT THESE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS. THE COMPANY HAS ALSO INFORMED THE PARENT AND THE PURCHASER THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO THE PARENT AND THE PURCHASER WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISION-MAKING PURPOSES AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO VARIOUS INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY, THE PURCHASER OR THE PARENT OR THEIR RESPECTIVE FINANCIAL ADVISORS. MANY OF THE ASSUMPTIONS UPON WHICH THE FOREGOING PROJECTIONS WERE BASED, NONE OF WHICH WERE APPROVED BY THE PARENT OR THE PURCHASER, ARE DEPENDENT UPON ECONOMIC FORECASTING (BOTH GENERAL AND SPECIFIC TO THE COMPANY'S BUSINESSES), WHICH IS INHERENTLY UNCERTAIN AND SUBJECTIVE. NONE OF THE PARENT, THE PURCHASER, THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF ANY OF SUCH PROJECTIONS. INCLUSION OF THE FOREGOING PROJECTIONS SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, THE PURCHASER, THE COMPANY OR ANY OTHER PERSON WHO RECEIVED SUCH INFORMATION CONSIDERS IT AN ACCURATE PREDICTION OF FUTURE EVENTS, AND NEITHER THE PURCHASER NOR THE PARENT HAS RELIED ON THEM AS SUCH. NONE OF THE PARENT, THE PURCHASER OR THE COMPANY, OR THEIR RESPECTIVE FINANCIAL ADVISORS, OR ANY OTHER PARTY, INTENDS TO PUBLICLY UPDATE OR OTHERWISE PUBLICLY REVISE THE PROJECTIONS SET FORTH ABOVE.

     THE INDEPENDENT ACCOUNTANTS FOR THE COMPANY, THE PARENT AND THE PURCHASER HAVE NOT EXAMINED OR COMPILED THESE PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THEM.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, the Company files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies may be obtained by mail, upon payment of the Commission's customary fees from the Public Reference Section of the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding the Company (and other registrants that file electronically with the Commission). The address of such Web site is (http://www.sec.gov). Such material should also be available for inspection at NASDAQ National Market, 33 Whitehall Street, New York, New York 10004.

 9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT.

     The Purchaser, a Delaware corporation and wholly owned subsidiary of the Parent, was incorporated on May 27, 1997 for the purpose of acquiring the Company and has not engaged in any other business activity except in connection with the Offer and the Merger. The Parent is a Delaware limited partnership that engages in the business of investing in debt and equity interests in real estate assets and businesses. WH Advisors, L.P. VII, a Delaware limited partnership ("WH Advisors, L.P."), acts as the sole general partner of the Parent, and WH Advisors, Inc. VII, a Delaware corporation ("WH Advisors, Inc."), acts as the sole general partner of WH Advisors, L.P. Neither WH Advisors, L.P. nor WH Advisors, Inc. engages in any business other than in connection with its role as a general partner.

     WH Advisors, Inc. is a wholly owned subsidiary of The Goldman Sachs Group, L.P., a Delaware limited partnership ("GS Group"). GS Group is a holding partnership that (directly and indirectly through subsidiaries or affiliated companies or both) is a leading international investment banking organization in the business of buying and selling securities, both foreign and domestic, and in making investments on behalf of its partners. The Goldman Sachs Corporation, a Delaware corporation ("GS Corp."), is the sole general partner of GS Group. The principal address of the Parent, the Purchaser, WH Advisors, Inc., GS Group and GS Corp. is 85 Broad Street, New York, New York 10004.

     The name, business address, present principal occupation or employment, five-year employment history and citizenship (i) of each director and of each executive officer of WH Advisors, Inc., the sole general partner of WH Advisors, L.P., which is the sole general partner of the Parent, and (ii) of each director and of each executive officer of the Purchaser are set forth in Schedule I hereto. The name, business address, present principal occupation or employment and citizenship of each director and of each member of the Executive Committee of GS Corp. and of each member of the Executive Committee of GS Group are set forth in Schedule II hereto.

     Goldman, Sachs & Co. ("Goldman, Sachs"), a New York limited partnership of which GS Group is a general partner, are acting as the Dealer Managers in the Offer.

     Except with respect to the Stock Option and Voting and Tender Agreement (see Section 12 -- "Related Agreements"), neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedules I and II hereto or any associate of the Purchaser, including the Parent, or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any securities of the Company. Neither the Purchaser, nor the Parent, nor to the best knowledge of the Purchaser, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the securities of the Company during the past 60 days.

     Except as described in this Offer to Purchase, and except with respect to the Stock Option and Voting and Tender Agreement (see Section 12 -- "Related Agreements") neither the Purchaser nor Parent, nor to the best knowledge of the Purchaser, any of the persons listed on Schedules I and II hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this Offer to Purchase, neither the Purchaser nor the Parent, nor to the best knowledge of the Purchaser, any of the persons listed on Schedules I and II hereto, has had since the formation of the Company any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that are required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as described in this Offer to Purchase, since the formation of the Company, there have been no contacts, negotiations or transactions between the Purchaser, the Parent or, to the best knowledge of the Purchaser, any of the persons listed in Schedules I and II hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

10. SOURCE AND AMOUNT OF FUNDS.

     The Purchaser estimates that approximately $83.0 million will be required to (i) purchase Shares pursuant to the Offer and the Merger, (ii) pay the holders of outstanding stock options an amount equal to the excess of the price per Share pursuant to the Offer over the exercise price of such stock option, multiplied by the number of Shares subject to such stock option and (iii) pay the fees and expenses related to the Offer.

     The Purchaser will obtain the necessary funds for the Offer from the Parent. The Parent will obtain such funds from (i) capital contributions from its partners, which contributions such partners are unconditionally required to make at the Parent's request, and (ii) a loan from GS Group described below. GS Group's existing capitalization and financial assets are sufficient to provide the required funds. The loan from GS Group will represent less than 30% of the funds required by the Purchaser.

     Pursuant to a commitment letter dated June 3, 1997 (the "Commitment Letter") between the Parent and GS Group, the Parent has received a commitment from GS Group to make available a secured term loan facility (the "Facility") of up to $20.0 million to finance the purchase of the Shares pursuant to the Offer and the Merger, pay holders of stock options, refinance any indebtedness of the Company, if required, and pay related fees and expenses and other transaction expenses. Consummation of the Facility is subject to, among other things, the negotiation, execution and delivery of definitive documentation consistent with the Commitment Letter. In addition, consummation of the Facility is further subject to the condition that the Offer shall have been consummated in accordance with its terms without any waiver or amendment of any material condition thereto by the Parent or the Purchaser (other than with the consent of GS Group). Set forth below is a summary of the terms of the Facility.

     The Facility will bear interest at the one month London Interbank Offered Rate, plus 2.5%. The Facility matures on November 28, 1997. The Facility will be secured by a first priority lien on all rights of the Parent to require and collect capital contributions from its limited partners pursuant to its partnership agreement. The Parent will not be required to pay a financing fee in connection with its borrowings under the Facility. The definitive documents relating to the Facility will contain customary representations, warranties and events of default, various covenants restricting, among other things, additional debt, mergers, acquisitions and dispositions of assets, modification of the Parent's partnership agreement and sale and leaseback transactions.

     It is anticipated that borrowings under the Facility will be repaid from funds generated internally by the Company and its subsidiaries or other sources, which may include the proceeds of debt or equity financings of the Company. No decisions have been made concerning these matters and such decisions will be made based on the Parents' review of the Company's business and the advisability of particular transactions, as well as on prevailing interest rates and other financial and market conditions.

     A copy of the Commitment Letter has been filed as an exhibit to the
Schedule 14D-1 filed by the Purchaser and the Parent with the Commission in connection with Offer. References are made to such exhibit for a more complete description of the terms and conditions of such document.

11. BACKGROUND OF THE OFFER, CONTACTS WITH THE COMPANY.

     In March, 1997, senior management of Senior Lifestyle Corporation ("Senior Lifestyle"), a developer, operator and owner of seniors housing facilities for over twelve years, became aware that the Company was exploring the possible sale of the Company. Senior Lifestyle and the Parent have in the past jointly pursued the acquisition and development of assisted living, congregate care, Alzheimer and other senior housing facilities nationwide. Subsequently, senior management of Senior Lifestyle informed the Parent that the Company might be interested in a business combination. On April 1, 1997, the Parent contacted representatives of Smith Barney regarding its potential interest in a possible transaction with the Company. On April 3, 1997, the Parent executed a confidentiality agreement with the Company and subsequently received certain information about the Company and its subsidiaries.

     On April 8, 1997, representatives of the Company informed the Parent that in light of the interest in the Company by other potential purchasers, the Parent would have to submit a definitive proposal for the acquisition of the Company so that the Company's Board of Directors could evaluate and consider all offers presented by potential purchasers in order to determine which offer best satisfied the Company's objectives. The request for a proposal included a form of transaction agreement on which the potential acquirors were invited to comment.

     The Parent submitted a proposal on April 21, 1997 (which proposal included the Parent's comments to the proposed form of transaction agreement). Pursuant to its initial proposal, subject to certain conditions and confirmatory due diligence, the Parent indicated its willingness to pursue a transaction in which it would acquire the Company in a two-step tender offer and merger at a price of $10.50 per Share in cash. The Parent noted in its initial proposal that its offer would not be subject to any financing contingencies, but was subject to the Parent's favorable due diligence review of the operations and assets of the Company.

     On April 23, 1997, at the direction of the Company's Board of Directors, representatives of Smith Barney contacted the Parent to inform the Parent of the Company's Board of Directors' response to the Parent's initial proposal. The Parent was informed that the Company's Board of Directors had concluded that in order to eliminate the condition of confirmatory due diligence contained in the most favorable proposals it had received (including the Parent's), the Parent, along with certain other bidders, were asked to resubmit a proposal by May 23, 1997, before which confirmatory due diligence could be conducted and the form of a transaction agreement could be further negotiated. Subsequently, representatives of the Parent and Senior Lifestyle and their respective advisors were invited to the Company's principal office in Bonita Springs, Florida to review certain documents made available by the Company and to receive presentations from the Company's management.

     Between April 23, 1997 and May 23, 1997, the Parent and Senior Lifestyle conducted their due diligence review of the Company. During this period, the parties and their respective outside counsel proceeded to negotiate and resolve issues regarding the form of the proposed transaction agreement.

     On May 23, 1997, the Parent submitted a revised proposal (including the Parent's comments to the proposed form of transaction agreement). The Parent's revised proposal, subject to certain closing conditions set forth in the form of the proposed transaction agreement negotiated by counsel to the parties and the review by the Parent of certain schedules to the proposed transaction agreement, was to acquire the Company in a two-step tender offer and merger at a price per Share of $11.00 in cash. The Parent noted in its revised proposal that its offer would not be subject to any financing contingencies.

     On May 28, 1997, representatives of the Company contacted the Parent to inform the Parent that its proposal would be disadvantaged if it did not raise the per Share consideration if had offered from $11.00 to $11.50. Later that day, the Parent contacted representatives of Smith Barney to inform it that the Parent would agree to pay $11.50 in cash for each Share.

     Later that same day, Smith Barney, at the direction of the Company's Board of Directors, informed the Parent that the Company's Board of Directors had voted to approve the Merger Agreement, including the Offer and the Merger.

     Following the conclusion of the meeting of the Company's Board of Directors, the Stock Option and the Voting and Tender Agreement were finalized.

     On May 30, 1997, the Company issued a press release announcing the execution of the Merger Agreement.

     On June 5, 1997, the Purchaser commenced the Offer.

12. PURPOSE OF THE OFFER, MERGER, PLANS FOR THE COMPANY.

     Purpose. The purpose of the Offer and the Merger is for the Parent to acquire control of, and the entire equity interest in, the Company. The Offer is intended to increase the likelihood that the Merger will be effected as promptly as practicable. As soon as practicable following the purchase of Shares pursuant to the Offer, the Purchaser intends, pursuant to the Merger Agreement, to consummate the Merger. The Merger, if so consummated, would involve the conversion of each of the then outstanding Shares, other than Shares held by Holders who properly exercise their dissenters' rights, into the right to receive cash in an amount equal to the price per Share paid in the Offer.

     If for any reason the Merger is not consummated, the Parent and the Purchaser reserve the right to acquire additional Shares following the expiration of the Offer through private purchases, market transactions, tender or exchange offers or otherwise on terms and at prices that may be more or less favorable than those of the Offer or, subject to any applicable legal restrictions, to dispose of any or all Shares acquired by the Parent and the Purchaser.

     Set forth below is a summary of the material provisions of the Merger Agreement, a copy of which is filed as Exhibit (c)(1) to the Schedule 14D-1. Such Exhibit should be available for inspection and copies should be obtainable, in the manner set forth in Section 8 (except that it will not be available at the regional offices of the Commission). The following summary is qualified in its entirety by reference to the Merger Agreement.

     The Offer. In the Merger Agreement, the Purchaser has agreed, subject to certain conditions, to commence a cash tender offer to purchase all of the Shares for $11.50 per Share. The Merger Agreement provides that, without the consent of the Company, the Purchaser will not (a) decrease the purchase price so that it is less than $11.50 per Share, (b) change the form of consideration payable in the Offer, (c) decrease the number of Shares sought in the Offer, (d) change or impose additional conditions to the Offer set forth in Section 14 hereof, or (e) otherwise amend the Offer in any manner adverse to the holders of Shares. The Offer shall initially expire 20 business days after the date of its commencement; provided, however, that, unless the Merger Agreement is terminated in accordance with Article VIII thereof (other than due to the failure to satisfy the Minimum Condition or the failure to occur of the expiration or termination of any applicable waiting period under the HSR Act, in which case the Offer (whether or not previously extended in accordance with the terms of the Merger Agreement) shall expire on such date of termination), the Parent and the Purchaser will be obligated to extend the Expiration Date of the Offer from time to time to the earlier of (i) the date on which the Purchaser purchases or becomes obligated to purchase, pursuant to the Offer, that number of Shares that would represent at least a majority of the outstanding Shares of the Company on a fully diluted basis and (ii) the date 35 business days after the date of its commencement. In addition, the Purchaser may, without the consent of the Company, extend the Offer (i) if at the then scheduled expiration date of the Offer any of the conditions to the Purchaser's obligations to accept for payment and pay for Shares shall not be satisfied or waived, until up to such time as such conditions are satisfied or waived and (ii) for any period required by any rule, regulation, interpretation or position of the Commission or its staff applicable to the Offer.

     The Merger. The Merger Agreement provides that, following the satisfaction or waiver of the conditions set forth therein, the Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation, and each then outstanding Share (other than Shares held in the treasury of the Company, Shares owned by the Parent, the Purchaser or any other subsidiary of the Parent or of the Company, or Shares held by Holders who properly exercise their dissenters' rights under the DGCL) will be converted into the right to the Offer Price in cash, without interest. If at any time during the period between the date of the Merger Agreement and the date the Shares are accepted for payment pursuant to the Offer or the Effective Time any change in the Shares shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of Shares or any stock dividend thereon with the record date during such period, the Offer Price will be appropriately adjusted. Except in the case of a "short-form" merger as described below, under the DGCL the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser) will be required to approve the Merger.

     Notwithstanding the foregoing, the Parent may elect at any time prior to the consummation of the Merger, instead of merging the Purchaser with and into the Company, to merge the Company with and into the Purchaser; in which case the Company shall not be deemed to have breached any of its representations, warranties, covenants or agreements set forth in the Merger Agreement solely by reason of such action. In such event, the Merger Agreement will be deemed modified to reflect the merger of the Purchaser with and into the Company, and if requested by the Parent, the Company has agreed to execute an appropriate amendment to the Merger Agreement to reflect such occurrence. In addition, the Parent may elect to substitute a wholly owned subsidiary for the Purchaser as a constituent corporation of the Merger, and in such event, the Merger Agreement will be deemed modified to reflect such occurrence, and if requested by the Parent, the Company has agreed to execute an appropriate amendment to the Merger Agreement to reflect such occurrence.

     The Merger Agreement provides that the Company will, if required by applicable law in order to consummate the Merger, take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of its stockholders as soon as practicable following the consummation of the Offer for the purpose of approving the Merger contemplated thereby. The Company, if required by applicable law, shall prepare and file with the Commission under the Exchange Act a proxy statement with respect to the meeting of stockholders described above (the "Proxy Statement"). The Parent, the Purchaser and the Company have agreed to cooperate with each other in the preparation of the Proxy Statement, and the Company has agreed to notify the Parent of the receipt of any comments of the Commission, or requests for additional information or amendments, with respect to the Proxy Statement. Each of the Parent, the Purchaser and the Company has agreed to use its reasonable best efforts to respond promptly to all such comments or requests by the Commission. As promptly as practicable after the Proxy Statement has been approved by the Commission, the Company shall cause the Proxy Statement to be mailed to the Company's stockholders. At such meeting, all of the Shares then owned by the Parent, the Purchaser or any other subsidiary of the Parent will be voted to approve the Merger. In addition, the Company has agreed that its Board of Directors shall recommend the Company's stockholders vote to approve the Merger and shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger.

     The DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a "short-form" merger with that subsidiary without a stockholder vote. Accordingly, if, as a result of the Offer, the exercise of the Stock Option or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser will be able, and intends, to effect the Merger without a stockholder vote.

     Representations and Warranties. The Merger Agreement contains representations and warranties by the Company with respect to, among other things, its organization and the organization and ownership of its subsidiaries, its capitalization, its corporate power and governmental authorization to enter into the Merger Agreement, its filings with the Commission, its financial statements, and the absence of certain changes in its business. The Company has also represented and warranted that consummation of the transactions contemplated by the Merger Agreement do not contravene the Certificate of Incorporation and By-Laws of the Company, any applicable laws or any agreements or instruments binding on the Company, and will not give rise to any lien on the assets of the Company or its subsidiaries (except as expressly provided in the Merger Agreement). Other representations and warranties in the Merger Agreement pertain to the information supplied by the Company in connection with the Offer, the Company's employee benefit plans and other compensation arrangements, the absence of certain litigation with respect to the Company, compliance by the Company with applicable law, including environmental laws, tax matters, the inapplicability of state anti-takeover statutes, including Section 203 of the DGCL, insurance matters and real estate matters, and the vote required to approve the Merger. The Merger Agreement also contains representations and warranties with respect to the extent of its equity interests in other entities, any brokerage fees payable as a result of the consummation of the Offer and the Merger and the opinion of its financial advisors with respect to the fairness of the consideration to be received pursuant to the Offer and Merger Agreement, and the absence of any Company (including its subsidiaries) "anti-takeover" plan which would impede execution of the contemplated transactions.

     The Merger Agreement also contains representations and warranties by the Parent with respect to, among other things, the organization of the Purchaser and the Parent, their authority to enter into the Merger Agreement, the information supplied by them in connection with the Offer and their financial ability to purchase the Shares. The Merger Agreement also contains representations and warranties by the Purchaser and the Parent which address any required consents under any applicable provisions of the HSR Act, the Exchange Act, the Securities Act of 1933, as amended, and the regulations thereunder and applicable state securities laws. Other representations and warranties by the Purchaser and the Parent state that execution of the Merger Agreement by the Parent and the Purchaser will not contravene the limited partnership agreement of the Parent or any bylaws of the Purchaser, violate any applicable law, rule, regulation or order that is binding upon either the Parent or any of its subsidiaries, give rise to any rights to termination or loss of benefit to which the Parent and its subsidiaries is entitled, or result in a lien on any material asset of the Parent or its subsidiaries (except as expressly provided in the Merger Agreement).

     Covenants of the Company. In the Merger Agreement, the Company has agreed, until the Effective Time of the Merger, that, among other things, without the prior written consent of the Parent and subject to certain other limited exceptions set forth in the Merger Agreement, it will not, or permit any of its subsidiaries to, (i) adopt or propose any change in its Certificate of Incorporation, Bylaws or comparable charter or other organization documents,
(ii) acquire, agree to acquire, lease or manage (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any material assets or
(z) any long term care or assisted living facility, (iii) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets or stock or other ownership interest in any of its properties, subject to certain exceptions set forth in the Merger Agreement,
(iv) declare, set aside for payment or pay any dividend or make any distribution of money or property in respect of its capital stock, (v) (x) issue or deliver or sell, or authorize or propose the issuance, delivery or sale of, any capital stock of the Company or any of its subsidiaries or any security convertible into or exercisable into such capital stock (other than the issuance of shares of common stock upon the exercise of certain options described in the Merger Agreement, (y) split, combine or reclassify any capital stock of the Company or any of its subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock and (z) except as required or permitted by the Merger Agreement, repurchase, redeem or otherwise acquire an shares of capital stock of the Company or any of its subsidiaries or any security thereof or any rights, warrants or options to acquire any such shares or other securities, (vi) except as permitted by the Merger Agreement, amend, modify or terminate any material contract or agreement, (vii) (x) except as contemplated by the Merger Agreement, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee the debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned subsidiary of the Company, (viii), except as contemplated by the Merger Agreement, increase the compensation payable to its officers, directors or key employees, grant any termination or severance pay to such persons, or enter into an employment, severance or consulting agreement with any current or former director, officer or other employee of the Company or any of the Company's subsidiaries enter into, establish, adopt or amend any collective bargaining, bonus, profit sharing, thrift, compensation stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee, (ix) except as disclosed in any filings made with the Commission or as may be required as a result in a change in law or in generally accepted accounting principles or a change in order to comply with Commission requirements, change any of its accounting procedures or policies, and (x), except as contemplated by the Merger Agreement, make any payments or distributions to, or enter into any contracts or agreements with, IHS and its officers, directors and affiliates. In addition, the Company has agreed to use its reasonable best efforts to ensure that it and each of its subsidiaries will, use its reasonable best efforts to keep or cause to be kept its insurance policies (or substantial equivalents) in such amounts duly in force until the Effective Time and will give the Parent notice of any material change in such insurance policies, and the Company has agreed, except as permitted by the Merger Agreement, (a) not to permit its subsidiaries to make any individual or series of related expenditures (whether capital or otherwise) of over $250,000 or enter into any contract that is not terminable by the Company without penalty upon 30 days' notice; (b) not to permit any of its subsidiaries to agree to commit to any of the foregoing; and (c) not to permit any of its subsidiaries to take or agree to commit to take any action that would make any representation or warranty of the Company under the Merger Agreement inaccurate in any material respect at, or as of any time prior to the Effective Time or which is reasonably likely to result in a delay in consummation of the Offer or the Merger, including delaying the effectiveness of the Proxy Statement, if any, and the mailing thereof.

     Notwithstanding the foregoing, the Company and its subsidiaries are permitted to take commercially reasonable actions after consultation with the Parent in connection with certain agreed upon acquisition and development projects, including but not limited to, entering into agreements related to the purchase and development of properties or facilities and entering into financing arrangements related to these projects (provided that prior to entering into such financing arrangements, the Parent shall have an opportunity to provide financing for such arrangements on terms which are comparable to Company's proposed financing), and entering into guarantees in connection with such projects, and performing their obligations under any agreements relating to the foregoing.

     Prohibition on Solicitation. Pursuant to the Merger Agreement, the Company has agreed that the Company and its subsidiaries will not, and will use their reasonable best efforts to cause their officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit or initiate any Company Acquisition Proposal (as defined below) or (ii) unless otherwise required in accordance with the fiduciary duties of the Board of Directors under applicable law as advised by independent legal counsel to the Company, engage in negotiations with, or disclose any nonpublic information relating to the Company or its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any person that may be considering making, or has made, a Company Acquisition Proposal or has agreed to endorse any Company Acquisition Proposal (other than the Merger). The Company has agreed that it will promptly as reasonably practicable notify the Parent after receipt of any Company Acquisition Proposal or any indication that any person is considering making a Company Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any person that may be considering making, or has made, a Company Acquisition Proposal or that the Company intends to engage in negotiations with, or provide information to, any such person. In addition, the Company has agreed that it will promptly as reasonably practicable provide the Parent with the identity of such person and a reasonable description of such Company Acquisition Proposal.

     The term "Company Acquisition Proposal" means any offer, proposal for, or any indication of interest in, (i) a merger, share exchange or business combination or similar transaction, (ii) any sale, lease, exchange, transfer or other disposition of 25% of more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions (whether or not related) or (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of the Company involving the Company or any of its Subsidiaries or the acquisition of a substantial portion of the assets of, the Company or any of its subsidiaries, other than the transactions contemplated in the Merger Agreement.

     The Company has agreed to immediately cease and cause to be terminated, its existing solicitation, activity, discussions or negotiations with any parties conducted by prior to the date of the Merger Agreement by the Company or any of its representatives with respect to a Company Acquisition Proposal.

     Access to Information. Pursuant to the Merger Agreement, from the date of the Merger Agreement to the Effective Time, the Company will provide to the Parent and its authorized agents access to the offices, properties, books and records of the Company and its Subsidiaries and will furnish to the Parent and its authorized agents such financial and operating data and other information reasonably requested on behalf of the Parent and will instruct the Company's employees, counsel and financial advisors to cooperate with the Parent in its investigation of the business of the Company and its subsidiaries; provided that no investigation pursuant to the these provisions shall affect any representation or warranty given by the Company to the Parent under the Merger Agreement. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to the Parent by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any subsidiary is required to keep confidential by reason of contract, agreement or understanding with third parties; provided that the Company gives the Parent notice that it is withholding such information.

     Reasonable Best Efforts. Subject to the terms and conditions of the Merger Agreement, each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable under applicable laws and regulations to consummate the transactions contemplated by the Merger Agreement.

     Board of Directors. The Merger Agreement provides that, upon the purchase of Shares pursuant to the Offer, the Purchaser will be entitled to designate such number of directors on the Company's Board of Directors as is equal to the product of (rounded to the next whole number) of (a) the total number of directors on the Company's Board of Directors and (b) the percentage that the aggregate number of Shares purchased in the Offer bears to the number of Shares outstanding. The Company will promptly, at the request of the Purchaser, increase the size of the Board of Directors and/or exercise its reasonable best efforts to obtain the resignations of such number of its current directors as is necessary to enable the Purchaser's designees to be elected to the Board of Directors, and will cause the Purchaser's designees to be so elected.

     Treatment of Stock Options. Pursuant to the Merger Agreement, the Company has agreed to (a) terminate the Company's 1996 Stock Incentive Plan and 1996 Stock Option Plan (collectively, the "Company Option Plans") immediately prior to the Effective Time without prejudice to the rights of the holders of options (the "Options") awarded pursuant thereto and (b) grant no additional Options under the Company Option Plans. The Company has also agreed to obtain the consent of each holder of an Option (whether or not then exercisable) under the Company Option Plans at the Effective Time to the cancellation of such holder's Options (without regard to the exercise price of such Option), to take effect immediately prior to the Effective Time. Each such consent shall require the Company to pay, as soon as practicable following the Effective Time, in respect of each Option, an amount equal to the excess, if any, of the price per Share paid in the Offer over the exercise price of such Option, multiplied by the number of shares of Company Common Stock subject to such Option. Notwithstanding the foregoing, payment may be withheld in respect of any Option until the consent of the holder thereof to its cancellation as contemplated hereby is obtained.

     Employee Benefit Plans. Pursuant to the Merger Agreement, from and after the Effective Time, the Parent has agreed that it will, and will cause the surviving corporation of the Merger, to honor in accordance with their terms, the employment, severance, indemnification or similar agreements and the Company's employee benefits plan; provided, however, that nothing set forth in the Merger Agreement shall preclude the Parent or any of its affiliates from having the right to terminate the employment of any employee of the Company employed by the Company immediately prior to the Effective Time, with or without cause, or to amend or to terminate any employee benefit plans of the Parent ("Parent Benefit Plans") established, maintained or contributed to by the Parent or any of its affiliates after the Effective Time. The Parent has acknowledged that the consummation of the Merger will result in a "change of control" under the Company's employment agreements, the Company Option Plans and the Company's Supplemental Employee Retirement Plan. Following the Effective Time, the Parent and its subsidiaries will provide benefits to employees employed by the Company immediately prior to the Effective Time (i) no less favorable than those provided by the Parent and its affiliates to similarly situated employees employed by companies in substantially similar businesses to that engaged by the Company and (ii) no less commercially favorable than those generally provided to similarly situated employees in the industry. With respect to the Parent Benefit Plans, the Parent and the Surviving Corporation shall provide to all Company Employees, from and after the Effective Time, credit for all service with and compensation by the Company and its affiliates and predecessors prior to the effective time of the Merger for all purposes for which such service was recognized by the Company prior to the Effective Time, but without duplication of benefits. To the extent Parent Benefit Plans provide medical, dental or other welfare benefits, the

Parent shall use its best efforts to cause such plan to waive any pre-existing conditions and actively-at-work exclusions with respect to employees of the Company prior to the Effective Time and to provide that any expenses incurred on or before the Effective Time by or on behalf of any employees of the Company prior to the Effective Time shall be taken into account under the Parent Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions. If any employee is terminated following the purchase of shares pursuant to the Offer, the employee shall be paid for his accrued but unused vacation time for periods prior to the Effective Time.

     Indemnification and Insurance. Pursuant to the Merger Agreement, from and after the Effective Time, (a) the Parent has agreed to indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries against all losses, claims, damages and liability in respect of acts or omissions occurring at or prior to the Effective Time, (b) the surviving corporation of the Merger will defend and hold harmless the present and former officers and directors of the Company and its subsidiaries, to the fullest extent provided by law, against all losses, claims, damages and liability in respect of acts or omissions occurring at or prior to the Effective Time. The Parent has agreed to also cause the surviving corporation of the Merger (and its successors) to establish and maintain provisions in its Certificate of Incorporation and Bylaws concerning indemnification and exoneration of the Company's former and present officers, directors and employees and agents that are no less favorable to those persons that the provisions of the Company's Certificate of Incorporation and Bylaws in effect as of the date of the Merger Agreement. In addition, the Parent has agreed to cause the Company for a period of six years from the Effective Time to maintain in effect the Company's current directors' liability insurance (provided the Company may substitute policies of at least the same coverage containing terms and conditions no less favorable than those of the Company's current policy) covering those persons who are currently covered by the Company's directors' liability insurance policies (and provided that the Parent shall only be obligated to maintain such insurance to the extent available at annual premiums during such period not in excess of 150% of the per annum rate of the aggregate annual premiums paid by the Company for such insurance as of the date of the Merger Agreement).

     Conditions to Merger. The respective obligation of each party to the Merger Agreement to effect the Merger shall be subject to the satisfaction, prior to the closing of the transactions contemplated by the Merger Agreement, of the following conditions: (a) if necessary under applicable law, the Merger shall have been adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL, (b) no provision of any applicable domestic law or regulation and no judgment, injunction, order or decree of a court or governmental agency or authority of competent jurisdiction which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger (each party agreeing to use its best efforts, including appeals to higher courts, to have any judgment, injunction, order or decree lifted); and (c) all consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board or other regulatory body required in connection with the execution, delivery and performance of the Merger Agreement shall have been obtained or made, except for filings in connection with the Merger an any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not make the Merger illegal or have a Company Material Adverse Effect or Parent Material Adverse Effect (as that term is defined below), as the case may be.

     Termination. The Merger Agreement may be terminated at any time prior to the effective time of the Merger (i) by mutual consent of the Parent and the Company; (ii) by either the Company or the Parent if the Merger has not been consummated on or before the earlier of (A) the forty-sixth business day after the first public announcement of the execution of the Merger Agreement and (B) August 15, 1997 (provided that such right shall not be available to any party whose failure to fulfill any of its obligations under the Merger Agreement has been the cause of or resulted in the failure to consummate the Merger by such date), (iii) by either the Company or the Parent, if there exists any applicable domestic law, rule or regulation that makes consummation of the Merger illegal or if any final and nonappealable judgment, injunction, order or decrees of a court or governmental agency or authority restrains or prohibits the consummation of the Merger, (iv) by either the Company or the Parent, if the stockholder approval contemplated by the Merger Agreement has not been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of stockholders or at any adjournment thereof, (v) by either the Company or the Parent, if (x) there has been a breach by the other party of any representation or warranty in the Merger Agreement that would have a Parent Material Adverse Effect or a Company Material Adverse Effect, as the case may be; or (y) there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of the other party, which breach is not curable, or if curable is not so cured within 30 days after written notice of such breach is given by the terminating party to the other party, (vi) by either the Company or the Parent, if the Company shall have received a Company Acquisition Proposal and the Company's Board of Directors has determined in good faith that such proposal represents a more attractive financial alternative that provides greater immediate value for the Company's stockholders than the Offer and the Merger; (vii) by the Company, if the Offer has not been timely commenced (except as a result of actions or omissions of the Company in accordance with the Merger Agreement) provided that such right must be exercised prior to the commencement of the Offer; (viii) by the Parent, if the Board of Directors of the Company has failed to recommend, or has withdrawn, modified or amended in any material respects its approval or recommendation of the Offer or the Merger or has resolved to do any of the foregoing; or (ix) by the Parent or the Company, if as a result of the failure of any of the conditions of the Offer (set forth in Section 14 below), the Offer shall have terminated or expired without the Purchaser having purchased any Shares pursuant to the Offer (provided that such right is not available to any party whose failure to fulfill any of its obligation under the Merger Agreement results in the failure of any such condition).

     The term "Company Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the condition (financial or otherwise), business, assets or results of operations, of the Company and its subsidiaries taken as a whole or adversely affects the ability of the Company to consummate the transactions contemplated by the Merger Agreement in any material respect or materially impairs or delays the Company's ability to perform its obligations under the Merger Agreement. The term "Parent Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the condition (financial or otherwise), business, assets or results of operations, of the Parent and its subsidiaries taken as a whole or adversely effects the ability of the Parent to consummate the transactions contemplated by the Merger Agreement in any material respect or materially impairs or delays the Parent's ability to perform its obligations under the Merger Agreement.

     In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void and of no effect and there shall be no liability on the part of any party thereto except as described under "Fees and Expenses" below; provided, however, that nothing in the Merger Agreement will relieve any party from liability for any willful breach thereof before termination.

     Fees and Expenses. The Merger Agreement provides that, except as provided in the following paragraph, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

     Under the Merger Agreement the Company will pay, or cause to be paid, in same day funds, to the Parent the sum of (a) all of Parent's out-of-pocket fees and expenses incurred or paid by or on behalf of the Parent in connection with the Merger or the consummation of any of the transactions contemplated by the Merger Agreement, including all HSR Act filing fees, fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts, environmental consultants and other consultants to the Parent (the "Expenses") in an amount not to exceed $1,000,000 and (b) $2,000,000 (the "Termination Fee") upon demand if (i) the Merger Agreement is terminated in accordance with the provisions described in clause
(vi) or clause (viii) under the heading "Termination" above or (ii) the Merger Agreement is terminated in accordance with the provisions described in clause
(ix) under the heading "Termination" above and at the time of such termination
(x) the Minimum Condition has not been satisfied and (y) a Company Acquisition Proposal existed.

     Any amounts payable as Expenses and Termination Fees pursuant to the Merger Agreement shall be payable as promptly as practicable following termination of the Merger Agreement, and, if the Company is the party seeking to terminate the Merger Agreement, as a condition thereto.

     Amendment. Any provision of the Merger Agreement may be amended or waived prior to the Effective Time (as set forth in the Merger Agreement) if, and only if, such amendment is in writing and signed, in the case of an amendment, by the Company, the Parent and the Purchaser or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) any waiver or amendment shall be effective against a party only if the board of directors of such party approves such waiver or amendment and (ii) after the adoption of the Merger Agreement by the stockholders of the company, no such amendment or waiver shall, without the further approval of such stockholders and each party's board of directors alter or change (x) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (y) any term of the certificate of incorporation of the Surviving Corporation or (z) any of the terms or conditions of the Merger Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company. Notwithstanding any provision included under this heading "Amendment" to the contrary, no provision of the Merger Agreement may be waived by the Company or amended following the purchase by the Parent or the Purchaser of Shares pursuant to the Offer unless such amendment or waiver is approved by the affirmative vote of a majority of the directors of the Company other than the directors designated by the Purchaser (as contemplated in the Merger Agreement).

     No failure or delay by any party in exercising any right, power or privilege under the Merger Agreement shall operate as a waiver thereof and nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided under the Merger Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

     Assignment. Subject to certain exceptions, the Merger Agreement shall be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under the Merger Agreement without the consent of the other parties thereto.

     Related Agreements. In connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement (i) the Parent, the Purchaser and the Company entered into a Stock Option Agreement dated as of May 29, 1997 (previously described as the "Stock Option") and (ii) the Parent, the Purchaser and IHS entered into a Voting and Tender Agreement dated as of May 29, 1997 (previously described as the "Voting and Tender Agreement").

     Pursuant to the Stock Option, the Company granted the Purchaser the option to purchase up to 32,000,000 Shares provided that the Purchaser may only exercise the Stock Option in respect of at least that number of authorized but unissued Shares which, when added to the number of Shares owned by the Purchaser immediately prior to its exercise of the Stock Option, would result in the Purchaser owning 90% of the Shares outstanding immediately after its exercise of the Stock Option. The Purchaser may exercise the Stock Option at any time within six business days after the acceptance for payment by the Purchaser of Shares pursuant to the Offer. The Stock Option terminates upon the termination of the Merger Agreement. If the Stock Option is exercised, the Purchaser will be able to effect the Merger as a "short-form" merger without the vote of Holders, regardless of whether Holders of 90% of the Shares tender in the Offer. Purchaser intends to exercise the Stock Option if Holders of less than 90% of the Shares tender in the Offer.

     Pursuant to the Voting and Tender Agreement, IHS has agreed (i) to tender for sale to the Purchaser, pursuant to the terms of the Offer, IHS's Shares then owned of record or beneficially by IHS and (ii) that during the time that the Voting and Tender Agreement is in effect, IHS shall not give, sell, assign, hypothecate, pledge, encumber, grant a security in or otherwise dispose of, any Shares, or any right, title or interest therein or thereto, except to the Purchaser pursuant to the Voting and Tender Agreement. In addition, IHS has agreed that during the time that the Voting and Tender Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, IHS shall vote the Shares
(i) in favor of the Merger, the Merger Agreement (as amended from time to time) and the transactions contemplated by the Merger Agreement and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between the Company and any person or entity (other than the Merger) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled. The Voting and Tender Agreement also contains covenants of IHS relating to, among other things, certain properties which are leased by the Company from IHS and certain obligations of IHS to which certain of the Company's properties are subject. The Voting and Tender Agreement will terminate upon the termination of the Merger Agreement.

     Appraisal Rights. Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares at the Effective Time will have certain rights pursuant to the provisions of
Section 262 of the DGCL ("Section 262") to dissent and demand appraisal of their Shares. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the proposed Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share to be paid in the Merger. The foregoing summary of Section 262 does not purport to be complete and is qualified in its entirety by reference to Section 262.

     Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or (b) such Merger is consummated within one year after the purchase of the Shares pursuant to the Offer and such Merger provided for Holders to receive cash for their Shares in an amount at least equal to the Offer Price. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to the consummation of the Merger. The Parent does not believe Rule 13e-3 would apply.

     Plans for the Company after the Offer. Upon completion of the Offer, the Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which then exist. Such changes could include changes in the Company's business, corporate structure, certificate of incorporation, bylaws, capitalization, Board of Directors, management or dividend policy.

     Upon completion of the Offer, the Parent presently intends to enter into a management arrangement with an affiliate of Senior Lifestyle pursuant to which such affiliate would manage the day-to-day operations of the Company's facilities. The Parent may acquire an equity interest in such affiliate of Senior Lifestyle. In addition, the Parent and Senior Lifestyle are presently in discussion regarding the possible sale of an equity interest in the Company to Senior Lifestyle following consummation of the Merger for the same price per Share paid by the Purchaser in the Offer.

     Further, the Parent is presently in discussions with Bridge Street Real Estate Fund 1997, L.P. ("Bridge Street") and Stone Street Real Estate Fund 1997, L.P. ("Stone Street"), funds affiliated with the Parent established to make investments for the benefit of certain employees, limited partners and managing directors and their spouses of Goldman, Sachs and other operating companies of GS Group, to sell, at or following the completion of the Offer, up to an aggregate of up to $3 million of equity in the Company to Bridge Street and Stone Street for the same price per Share paid by the Purchaser in the Offer.

     In the future, the Parent may seek to refinance any outstanding indebtedness of the Company, enter into new financing arrangements and incur new debt, sell equity in the Company, purchase new assets or sell some or all of the Company's existing assets.

     Except as described in this Offer to Purchase, neither the Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

13. DIVIDENDS AND DISTRIBUTIONS.

     If at any time during the period between the date of the Merger Agreement and the date Shares are accepted for payment pursuant to the Offer or the Effective Time of the Merger, any change in the Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with the record date during such period, then, without prejudice to the Purchaser's rights under Sections 1 and 14 hereof, the price per share to be paid to the Holders of the Shares in the Offer and the Merger, as the case may be, shall be appropriately adjusted.

     In the Merger Agreement, the Company has agreed not to take the actions set forth in this Section 13 without the consent of Parent.

14. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares unless (i) the Minimum Condition shall have been satisfied and (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

          (a) there shall have been instituted or pending any action or proceeding by any court, governmental, regulatory or administrative agency or authority that (i) seeks to challenge the acquisition by the Purchaser of Shares pursuant to the Offer, restrain, prohibit or delay the making or consummation of the Offer or the Merger, or obtain any material damages in connection therewith, (ii) seeks to make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal,
     (iii) seeks to impose material limitations on the ability of the Parent and the Purchaser (or any of their affiliates) effectively to acquire or hold, or to require the Parent and the Purchaser or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of the assets or the business of the Parent and its subsidiaries taken as a whole or the Company and its subsidiaries taken as a whole, or (iv) seeks to impose material limitations on the ability of the Purchaser (or its affiliates) to exercise full rights of ownership of the Shares purchased by it, including, without limitations, the right to vote the shares purchased by it on all matters properly presented to the stockholders of the Company; or

          (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any state, federal or foreign government or governmental authority or by any court, domestic or foreign, any statute (other than the HSR Act), rule, regulation, judgment, decree, order or injunction, that, in the reasonable judgment of the Parent and the Purchaser, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of subsection (a) above; or

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or

          (d) the Company and the Parent shall have reached an agreement or understanding that the Offer or the Merger Agreement be terminated or the Merger Agreement shall have been terminated in accordance with its terms; or

          (e) (i) any of the representations and warranties made by the Company in the Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects as of such later date (other than representations and warranties made as of a specified date) or (ii) any of the representations and warranties made by the Company in the Merger Agreement shall not have been true and correct when made, or shall thereafter have ceased to be true and correct as if made as of such later date (other than representations and warranties made as of a specified date), in each case, without giving effect to any materiality standard contained in such representation or warranty (including "Company Material Adverse Effect" as previously defined), except to the extent that any such failure to be true and correct, individually and in the aggregate with all such other failures, would not have a Company Material Adverse Effect, or the Company shall not in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Merger Agreement; or

          (f) the Company's Board of Directors shall have modified or amended its recommendation of the Offer in any manner adverse to the Parent and the Purchaser or shall have withdrawn its recommendation of the Offer, or shall have recommended acceptance of any Company Acquisition Proposal or shall have resolved to do any of the foregoing; or

          (g) (i) any corporation, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) ("person"), other than the Parent, shall have acquired beneficial ownership of 50% or more of Shares, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of 50% or more of Shares; (ii) any new group shall have been formed that beneficially owns 50% or more of Shares; or (iii) any person (other than the Parent or one or more of its affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company; or

          (h) the Parent shall have received the consent of Health Care Property Investors ("HCPI") on behalf of itself and its affiliates to the consummation (the "Consummation") of the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the waiver of any rights ("Rights") HCPI might have under agreements with the Company to terminate or exercise any rights to terminate such agreements or any other rights that would be triggered as a result of a change of control of the Company; provided that no consent shall be required from HCPI if such consent is not required under such agreements for the Consummation and no such Rights exist.

     The foregoing conditions are for the sole benefit of the Parent and may be asserted by the Parent, in whole or in part, at any time and from time to time, in the reasonable judgment of the Parent regardless of the circumstances giving rise to any such condition (other than a breach by the Parent or the Purchaser). The failure by the Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right that may be asserted at any time and from time to time. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall be returned forthwith by the Depositary to the tendering Holders.

15. CERTAIN LEGAL MATTERS.

     General. Except as set forth in this Section 15, based on the examination of publicly available filings by the Company with the Commission, other publicly available information concerning the Company and materials which have been provided to the Parent or the Purchaser by the Company, the Purchaser is not aware of any license or regulatory permit that appears to be material to the business of the Company that is likely to be adversely affected by the Purchaser's acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or any other action by any domestic or foreign governmental or administrative authority that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. However, should any such approval or other action be required, it is currently contemplated that such approval or action would be sought. Except as permitted by the condition described in Section 14, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken. The Purchaser's obligation under the Offer to purchase Shares is subject to certain conditions. See Section 14.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

     Section 203 of the DGCL prohibits a Delaware corporation such as the Company from engaging in a "Business Combination" (defined as a variety of transactions, including mergers, as set forth below) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of a corporation's outstanding voting stock) for a period of three years following the date that such person became an Interested Stockholder unless (a) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock hold by directors who are also officers of the corporation and employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (c) on or subsequent to the date such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of Holders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. Under the Merger Agreement, the Board of Directors of the Company has taken such action sufficient to exempt the Merger from Section 203 of the DGCL pursuant to (a) above.

     Except as described in this Offer to Purchase, the Parent and the Purchaser have not complied with any state takeover laws. Should any government official or third party seek to apply any state takeover law to the Offer other than those described in this Offer to Purchase, the Parent and the Purchaser will take such action as then appears desirable and currently anticipate that they will contest the validity or applicability of such statute in appropriate court proceedings.

     If it is asserted that one or more state takeover laws other than those described in this Offer to Purchase apply to the Offer and it is not determined by all appropriate courts that such act or acts do not apply or are invalid as applied to the Offer, the Parent and the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 14.

     Antitrust Laws. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent of a Notification and Report Form with respect to the Offer, unless the Parent receives a request for additional information or documentary material from the Antitrust Division of the Department of Justice (the "Antitrust Division") or the Federal Trade Commission (the "FTC") or unless early termination of the waiting period is granted. If, within the initial 15-calendar day waiting period, either the Antitrust Division or the FTC requests additional information or material from the Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of the Parent. In practice, complying with a request for additional information or material can take a significant amount of time. Pursuant to the HSR Act, the Parent will file, as promptly as practicable on or following the date hereof with the Antitrust Division and the FTC, a Notification and Report Form with respect to the proposed purchase of Shares pursuant to the Offer.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of the Company by the Purchaser. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the proposed Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or the Parent or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances.

Based upon an examination of publicly available information relating to the business in which the Parent and the Company are engaged, the Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

     Federal Reserve Board Regulations. The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured by directly or indirectly by margin stock. The Purchaser and the Parent believe that the financing of the acquisition of the Shares will not be subject to the margin regulations.

16. FEES AND EXPENSES.

     Goldman, Sachs are acting as Dealer Managers in connection with the Offer and have provided certain financial advisory services in connection with the acquisition of the Shares. The Purchaser has agreed to compensate Goldman, Sachs for its financial advisory services and to reimburse Goldman, Sachs for out-of-pocket expenses including those incurred in connection with Goldman, Sachs' activities as Dealer Managers and including the fees and disbursements of its legal counsel, and to indemnify Goldman, Sachs against certain liabilities and expenses in connection with its financial advisory services and its activities as Dealer Managers, including certain liabilities under federal securities laws.

     The Purchaser has retained ChaseMellon Shareholder Services, L.L.C. to act as Depositary and MacKenzie Partners, Inc. to serve as Information Agent in connection with the Offer. The Purchaser has agreed to pay each of the Depositary and the Information Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and has agreed to indemnify each of them against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Goldman, Sachs has agreed to act as Dealer Managers without additional compensation, except as set forth in the preceding paragraph.

     Neither the Purchaser nor the Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     Neither the Purchaser nor the Parent is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. Consequently, the Offer is currently being made to all holders of Shares. To the extent the Purchaser or the Parent becomes aware of any law that would limit the class of offers in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF

TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser has filed with the Commission the Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in Washington, D.C. in the manner set forth in Section 8. No person has been authorized to give any information or make any representation on behalf of the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                                           SLC ACQUISITION CORP.

June 5, 1997

                                   SCHEDULE I

     (1) The name of each director and each executive officer of WH Advisors, Inc. is set forth below. The business address of each person listed below is 85 Broad Street, New York, New York 10004 except G. Douglas Gunn, Richard E. Georgi III and Todd A. Williams. The business address of G. Douglas Gunn and Todd A. Williams is 100 Crescent Court, Dallas, Texas 75201 and the business address of Richard E. Georgi is 133 Fleet Street, London EC4A 2BB, England. Each person is a citizen of the United States of America. The present principal occupation or employment of each person listed below and such person's five-year employment history is set forth next to his or her name.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
            NAME                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------  --------------------------------------------------------------
Daniel M. Neidich,             Daniel M. Neidich is the co-head of the Real Estate Principal
  President                    Investment Area at Goldman, Sachs & Co. and Chairman of the
                               Whitehall Investment Committee. He has been a Managing
                               Director at Goldman, Sachs & Co. since November 1996. Mr.
                               Neidich was a general partner of Goldman, Sachs & Co. from prior to 1992 until November 1996.

David T. Hamamoto,             David T. Hamamoto is the co-head of the Real Estate Principal
  Vice President,              Investment Area at Goldman, Sachs & Co. He has been a Managing
  Assistant Treasurer          Director at Goldman, Sachs & Co. since November 1996. Mr.
                               Hamamoto was a general partner of Goldman, Sachs & Co. from
                               November 1994 until November 1996. Mr. Hamamoto was a Vice
                               President of Goldman, Sachs & Co. from prior to 1992 until
                               November 1996.
Stuart M. Rothenberg,          Stuart M. Rothenberg has been a Managing Director at Goldman,
  Vice President, Director     Sachs & Co. since November 1996. Mr. Rothenberg was a Vice
                               President in the Real Estate Principal Investment Area at
                               Goldman, Sachs & Co. from prior to 1992 until November 1996.

Richard E. Georgi III,         Richard E. Georgi III has been an Executive Director in the
  Vice President               Real Estate Principal Investment Area at Goldman, Sachs
                               International since June 1996. Mr. Georgi was an Associate at
                               Goldman, Sachs International and Goldman, Sachs & Co. from prior to 1992 until 1996.

G. Douglas Gunn,               G. Douglas Gunn has been a Vice President in the Real Estate
  Vice President               Principal Investment Area at Goldman, Sachs & Co. since June
                               1995. From 1993 until June 1995, Mr. Gunn was a Portfolio
                               Manager at Goldman, Sachs & Co. Prior to 1993, Mr. Gunn was a
                               Vice President at Rosewood Property Co., 500 Crescent Court,
                               Dallas, Texas 75201.

Michael K. Klingher,           Michael K. Klingher is a Vice President in the Real Estate
  Vice President               Principal Investment Area at Goldman, Sachs & Co. He has been a Vice President at Goldman, Sachs & Co. since prior to 1992.

Kevin D. Naughton,             Kevin D. Naughton is a Vice President in the Real Estate
  Vice President,              Principal Investment Area at Goldman, Sachs & Co. He has been
  Secretary,                   a Vice President at Goldman, Sachs & Co. since June 1993. Mr.
  Treasurer                    Naughton was an Associate at Goldman, Sachs & Co. from prior to 1992 until June 1993.

Elizabeth A. O'Brien,          Elizabeth A. O'Brien is a Vice President in the Real Estate
  Vice President,              Principal Investment Area at Goldman, Sachs & Co. She has been
  Assistant Secretary          a Vice President at Goldman, Sachs & Co. since June 1995. Ms.
                               O'Brien was an associate at Goldman, Sachs & Co. from
                               September 1993 until June 1995. From prior to 1992 until 1993,
                               Ms. O'Brien was an Associate of Latham & Watkins, at 885 Third
                               Ave., New York, New York.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
            NAME                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------  --------------------------------------------------------------
Ralph F. Rosenberg,            Ralph F. Rosenberg has been a Vice President in the Real
  Vice President,              Estate Principal Investment Area at Goldman, Sachs & Co. since
  Assistant Secretary          June 1994. Mr. Rosenberg was an Associate at Goldman, Sachs &
                               Co. from prior to 1992 until June 1994.
Edward M. Siskind,             Edward M. Siskind has been a Vice President in the Real Estate
  Vice President,              Principal Investment Area at Goldman, Sachs & Co. since June
  Assistant Treasurer          1995. Mr. Siskind was an associate at Goldman, Sachs & Co.
                               from prior to 1992 until June 1995.
David M. Weil,                 David M. Weil is a Vice President in the Real Estate Principal
  Vice President               Investment Area at Goldman, Sachs & Co. He has been a Vice
                               President at Goldman, Sachs & Co. since June 1994. Mr. Weil was an Associate at Goldman, Sachs & Co., from October 1993 until June 1994. From prior to 1992 until 1993, Mr. Weil was an associate at Ivins Phillips & Barker, at 1700 Pennsylvania
                               Avenue, N.W., Washington, D.C.
Todd A. Williams,              Todd A. Williams is a Vice President in the Real Estate
  Vice President,              Principal Investment Area at Goldman, Sachs & Co. He has been
  Assistant Secretary          a Vice President at Goldman, Sachs & Co. since June 1993. He was an Associate at Goldman, Sachs & Co. since prior to 1992.

     (2) The name of each director and each executive officer of SLC Acquisition Corp. is set forth below. Unless otherwise indicated, the business address of each person listed below is 85 Broad Street, New York, New York 10004. Unless otherwise indicated, each person is a citizen of the United States of America. The present principal occupation or employment of each person listed below and such person's five-year employment history is set forth next to his or her name.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               MATERIAL POSITIONS HELD DURING THE PAST FIVE
                    NAME                                           YEARS
---------------------------------------------  ---------------------------------------------
Daniel M. Neidich,                                         See paragraph 1 above
  President, Assistant Secretary,
  Assistant Treasurer, Director

David T. Hamamoto,                                         See paragraph 1 above
  Vice-President, Assistant Secretary,
  Assistant Treasurer, Director

Stuart Rothenberg,                                         See paragraph 1 above
  Vice-President, Assistant Secretary,
  Assistant Treasurer, Director

Ralph F. Rosenberg,                                        See paragraph 1 above
  Vice-President, Assistant Secretary,
  Assistant Treasurer, Director

Elizabeth A. O'Brien,                                      See paragraph 1 above
  Vice-President, Secretary,
  Assistant Treasurer, Director

David M. Weil,                                             See paragraph 1 above
  Vice-President, Treasurer,
  Assistant Secretary, Director

                                  SCHEDULE II

     The name of each director and each member of the executive committee of the Goldman Sachs Corporation and of each member of the executive committee of the Goldman Sachs Group, L.P. is set forth below.

     The business address of each person listed below except John A. Thain and John L. Thornton is 85 Broad Street, New York, New York 10004. The business address of John A. Thain is 133 Fleet Street, London EC4A2BB, England. The business address of John L. Thornton is 3 Garden Rd., Central, Hong Kong. Each person is a citizen of the United States of America. The present principal occupation or employment of each of the listed persons is a managing director of Goldman, Sachs & Co. or another Goldman Sachs operating entity and as a member of the executive committee.

Jon S. Corzine, Henry M. Paulson, Jr., Roy J. Zuckerberg, Robert J. Hurst, John
A. Thain, John L. Thornton

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, Share Certificates and any other required documents should be sent by each stockholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

           By Mail:                        By Hand                By Overnight Delivery:
   Reorganization Department      Reorganization Department      Reorganization Department
         P.O. Box 3301                  120 Broadway                85 Challenger Road
  South Hackensack, NJ 07606             13th Floor                  Mail Drop-Reorg.
                                     New York, NY 10271          Ridgefield Park, NJ 07660

                 By Facsimile                        Confirm Facsimile by Telephone:
         (for Eligible Institutions):                         (201) 296-4860
                (201) 329-8936

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA A FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

     Questions or requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. Holders may also contact their brokers, dealers, commercial banks or trust companies or other nominees for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                         [MACKENZIE PARTERS, INC. LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)

                         CALL TOLL-FREE (800) 322-2885